Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Marjorie S. Roshkoff, Esquire
Vice President & General Counsel
(856) 532-6636

J & J SNACK FOODS APPOINTS

DAN FACHNER CHIEF EXECUTIVE OFFICER

Company Founder Gerald B. Shreiber To Remain Chairman of the Board

PENNSAUKEN, N.J., May 14, 2021 – J & J Snack Foods Corp. (NASDAQ: JJSF) today announced the appointment of Dan Fachner as Chief Executive Officer, effective May 11, 2021. Mr. Fachner currently serves as President, a role he assumed in May 2020 after a notable tenure with the company. Gerald “Gerry” B. Shreiber, will remain Chairman of the Board.

“Through the discipline, leadership and vision of Gerry Shreiber, J & J Snack Foods transformed from a small local soft pretzel bakery to the multifaceted billion-dollar public company it is today,” said Mr. Fachner. “Gerry’s imprint on our employees, customers, consumers and shareholders is indelible, and his story remains one of the most captivating and inspiring in American business. It is a great privilege to lead this remarkable company, which Gerry built brick by brick from its humble foundation.”

“As we approach the 50th Anniversary of J & J Snack Foods, I am tremendously grateful for the journey that this company has taken, which would have only been possible in this magnificent country,” said Mr. Shreiber. “As I reflect on our record growth and success throughout the years, I recognize that people are what propelled us forward -- and I thank everyone who has contributed to evolving J & J Snack Foods into a dominant industry leader whose brands and products are at the center of millions upon millions of moments of fun and togetherness. Dan’s leadership and loyalty has been at the core of the J & J Snack Foods story, and I know he will skillfully serve our organization and pursue its continued success.”

About J&J Snack Foods Corp.
J&J Snack Foods Corp. (NASDAQ: JJSF) is a leader and innovator in the snack food industry, providing innovative, niche and affordable branded snack foods and beverages to foodservice and retail supermarket outlets. Manufactured and distributed nationwide, its principal products include SUPERPRETZEL, the #1 soft pretzel brand in the world, as well as internationally known ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S Real Italian Ice, MINUTE MAID* frozen ices, WHOLE FRUIT sorbet and frozen fruit bars, SOUR PATCH KIDS** Flavored Ice Pops, Tio Pepe’s & CALIFORNIA CHURROS, and THE FUNNEL CAKE FACTORY funnel cakes and several bakery brands. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company
**SOUR PATCH KIDS is a registered trademark of Mondelēz International group, used under license.